Exhibit 10.10

March 15, 2023

Kevin Bacon

San Diego, CA

smabaconyahoo.com

(858) 531-5766

Dear Kevin,

I am pleased to offer you a full-time position at Sequoia Vaccines, Inc. (“Sequoia”) effective April 3, 2023. Details of this offer are outlined below.

Start Date:	April 3, 2023

Position Title:	President & CEO

General &Key Duties:	Communicate and present Sequoia’s strategy and vision to the board of directors, shareholders, potential investors, financial community, and company; Lead, manage and direct all operations of the company; Work closely with the senior executive team, board of directors, and the committees of the board; Contribute to the development and execution of Sequoia’s strategy to support its research and development objectives; Execute an initial public offering and lead and manage the operations of a public company and such other reasonable duties and responsibilities suitable for a President and CEO as reasonably requested by the board of directors

Work Location:	Place of residence and 1912 Innerbelt Business Center Drive, St. Louis, MO; Expense-reimbursable travel is required as needed

Salary:

Your annual salary is $310,000 until the company has successfully completed an IPO; After becoming a public company your annual salary is $385,000; your deferred salary of $75,000 will be received at 120% if the IPO occurs before 8/1 or 100% if the IPO is after 8/1. Salary is paid in USD paid twice per month in accordance with Sequoia’s standard payroll policies.

Within the earlier of (i) 3 months after Sequoia’s IPO or (ii) 12 months from your Start Date, Sequoia agrees to review your salary in line with comparable industry salaries for companies with the then characteristics of Sequoia, and, if deemed appropriate by the board of directors, make corresponding adjustments to your salary.

Benefits:

BONUS: you have a chance for up to a 40% bonus according to meeting the following activities: completing IPO, retaining staff, launch phase 2 pre-enrollment by Q1 2024, planning and submitting a BARDA application; You will be entitled to participate in Sequoia’s employee benefit plans as generally made available to other employees on your Start Date.

These benefits include 20 vacation days per year that do not accrue and standard holidays. Upon your employment you are eligible to enroll in Sequoia’s healthcare insurance plan, dental plan, vision plan, term-life insurance plan, and disability insurance plan. Sequoia pays 100% of your monthly benefit premiums and 50% of your dependents’ monthly benefit premiums. Sequoia will also offer enrollment in an employer-sponsored retirement savings 401(k) account.

Stock Options:	Upon your Start Date, you will receive 1,500,000 incentive stock options to purchase shares of Sequoia’s common stock at $1.00 per share in accordance with Sequoia’s Incentive Stock Plan. These incentive stock options will vest according to the company’s current vesting scheme over 4 years.

Confidentiality:	Prior to beginning your employment, you will be required to sign Sequoia’s Employee Invention and Proprietary Information Agreement.

Company Policies:	While employed by Sequoia, you shall be subject to the employee policies and procedures of Sequoia. You will be expected to devote your full business time, attention and energy to the performance of your duties at Sequoia. You will not be engaged in any other business activity without the prior written consent of Sequoia’s board of directors. You will be required to provide Sequoia with documentary evidence of your identity and eligibility for employment in the United States

Termination:

Sequoia’s board of directors may at its discretion terminate your duties at any time. Such termination will require a majority vote of the incumbent members of the board of directors, and will become effective upon written notice to you or at such later time as set forth in such notice. After such termination, all rights, duties and obligations of both parties shall cease (other than those under the terms of Sequoia’s Employee Invention and Proprietary Information Agreement, which shall survive by their terms) except that, upon your execution of a customary separation agreement providing for a mutual release of liability related to your employment with the company, the company shall continue to pay you your then-monthly salary for the month in which your duties were terminated and for 4 consecutive months thereafter as an agreed upon severance payment (such payments to be in accordance with the company’s standard payroll practices). During this period, you shall not be required to perform any duties for the company. The fact that you may seek, accept or undertake other employment during this period shall not affect the company’s obligations to make the severance payments. The severance arrangements described in this section will not be payable if your employment is terminated for cause, which shall include, but not be limited to, your being charged with any felony criminal offense or your willfully failing to follow a reasonable directive from the board of directors.

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If Sequoia’s board of directors, in its discretion, materially changes your duties or authority so that you are no longer performing the ordinary job functions of a chief executive officer, you shall have the right, within 90 days of such event, in your discretion to terminate your employment by written notice delivered to the Sequoia board of directors. Upon such termination, you shall be entitled to the same severance arrangement provided above as if Sequoia had terminated your employment.

If Sequoia is merged, sold, relocated or closed, you may, in your discretion, terminate your employment. If you elect to terminate your employment as a result of the merger, sale or closing of the company, you shall be entitled to the same severance arrangement provided above as if Sequoia had terminated your employment.

If, in your discretion, you elect to terminate your employment for any other reason, you shall give the board of directors 60 days’ written notice of your decision to terminate your employment, and at the end of such 60 day period (or less if agreed upon by the board of directors), all rights, duties and obligations of both parties shall cease (other than those under the terms of Sequoia’s Employee Invention and Proprietary Information Agreement, which shall survive by their terms).

Best Efforts; NonCompete:

You shall devote your full professional time and attention to the performance of your obligations under this agreement, and shall at all times faithfully, industriously and to the best of your ability, experience and talent, perform all of your duties and responsibilities hereunder. In furtherance of, and not in limitation of the foregoing, during the term of your employment with Sequoia, you further agree that (i) Sequoia shall be entitled to all of the benefits and profits arising from or incident to all such work, services and advice provided to the Sequoia (except as otherwise may be provided in Sequoia’s Employee Invention and Proprietary Information Agreement); and (ii) you shall not render commercial or professional services of any nature that impact your ability to perform your job fully, including as a founder, advisor, consultant, or a member of the board of directors, to any person or organization, whether or not for compensation, without the prior approval of Sequoia’s board of directors, in its sole discretion; provided, however, you may (i) serve as a member of a non-profit board of directors or (ii) invest no more than five percent (5%) in a private company that does not compete with the Company, without prior approval of Sequoia’s board of directors.

During the term of your employment with Sequoia and during the 3- month period following termination of your employment, you shall not directly own, manage, operate, join, control, or participate in or be connected with, as an officer, employee, partner, stockholder or otherwise any other entity that is engaged principally or significantly in the business conducted by Sequoia during your period of employment.

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This offer of employment will not establish a fixed term of employment. You will be free to terminate your employment by Company at any time. Company will be free to terminate its employment of you at any time, subject to applicable laws and regulations relating to termination of employees generally.

This agreement constitutes the entire agreement between you and Sequoia with respect to the subject matter hereof. It supersedes any other agreements or contracts, either oral or written, between the parties with respect to the subject matter hereof. By accepting this offer, you represent that you have not relied on any agreements or representations, written or oral, express or implied, with respect to your employment that are not set forth expressly in this letter.

The terms as conditions of this agreement may be amended at any time by the mutual agreement of you and Sequoia, provided that before any amendment shall be valid or effective, it must be reduced to writing and duly executed by both parties.

If you have any questions with respect to the offer as outlined above, please do not hesitate to contact me. If you agree to this offer, please so indicate by signing and returning the enclosed copy of this letter. This offer, if not accepted, expires on March 17, 2023.

I look forward to a long and prosperous future with your leadership and success at Sequoia.

Sincerely,

Stephen Notestine

Chairman

/s/ Stephen Notestine

I accept this offer of employment.

/s/ Kevin Bacon
Kevin Bacon

Date: 3/17/2023

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